Exhibit 5.2
May 21, 2009
Suntech Power Holdings Co., Ltd.
R&D Mansion, 9 Xinhua Road
New District, Wuxi
Jiangsu Province 214028
People’s Republic of China
Ladies and Gentlemen:
     We have acted as United States counsel to Suntech Power Holdings Co., Ltd, an exempted company with limited liability under the law of the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to (i) ordinary shares, par value U.S.$0.01 per share, of the Company (the “Ordinary Shares”); (ii) preferred shares of the Company (the “Preferred Shares” and, together with the Ordinary Shares, the “Equity Securities”); (iii) debt securities (the “Debt Securities”); (iv) warrants to purchase Equity Securities and/or Debt Securities (the “Warrants”). The Equity Securities, the Debt Securities and the Warrants are hereinafter referred to, collectively, as the “Securities.” The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act in an indeterminate amount.
     The Debt Securities will be issued under an indenture dated as of March 4, 2009, between the Company and Wilmington Trust Company, as trustee (the “Trustee”), as supplemented and amended from time to time (the “Indenture”). The Warrants will be issued pursuant to one or more

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     Warrant Agreements (each, a “Warrant Agreement”) between the Company and the warrant agreement agent to be named therein.
     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that (1) the Indenture is the valid and legally binding obligation of the Trustee; (2) at the time of execution, countersignature, issuance and delivery of Warrants, the related Warrant Agreement will be the valid and legally binding obligation of the warrant agreement agent named therein; and (3) the Company is validly existing under the law of the Cayman Islands.
     We have also assumed that (1) the Company has duly authorized, executed and delivered the Indenture and the Debt Securities in accordance with its Second Amended and Restated Memorandum and Articles of Association and the law of the Cayman Islands, (2) the execution, delivery and performance by the Company of the Indenture and the Debt Securities do not and will not violate the law of the Cayman Islands or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the

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United States) and (3) the execution, delivery and performance by the Company of the Indenture and the Debt Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company.
     We have further assumed that (1) at the time of execution, countersignature, issuance and delivery of any Warrants, the related Warrant Agreement will have been duly authorized, executed and delivered by the Company in accordance with its Second Amended and Restated Memorandum and Articles of Association and the law of the Cayman Islands, (2) the execution, delivery and performance by the Company of such Warrant Agreement and Warrants will not violate the law of the Cayman Islands or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States), and (3) the execution, delivery and performance by the Company of such Warrant Agreement and Warrants do not constitute a breach or violation of any agreement or instrument which is binding upon the Company.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	In the case of the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	In the case of the Warrants, assuming (a) the taking of all necessary corporate action by the Board to authorize and approve the execution, delivery and terms of the related Warrant Agreement in the form to be filed as an exhibit to an amendment to the Registration Statement or as a document incorporated by reference in the Registration

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Statement and (b) the due execution, countersignature, issuance and delivery of such Warrants, upon payment of the consideration for such Warrants provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the applicable Warrant Agreement and such agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.
     We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States. We understand that, with respect to all matters of Cayman Islands law, you are relying on the opinion of Maples and Calder, Cayman Islands counsel to the Company, dated the date hereof and being delivered concurrently herewith.
     We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Validity of Securities” in the Prospectus included in the Registration Statement.

Very truly yours, /S/ SIMPSON THACHER & BARTLETT LLP SIMPSON THACHER & BARTLETT LLP